EXHIBIT 99.1

CIMETRIX INCORPORATED

EXTENSION OF THE

EMPLOYMENT AGREEMENT

THIS EXTENSION OF THE EMPLOYMENT AGREEMENT (this “Extension”) is made and entered into this 3rd day of October, 2006, by and between CIMETRIX INCORPORATED, a Nevada corporation (the “Company”), and David P. Faulkner (the “Executive”), to be effective as of January 1, 2006 (the “Effective Date”).

WHEREAS, Company and Executive entered into an Employment Agreement which was effective October 1, 2001 and scheduled to terminate on December 31, 2003 and an Extension of the Employment Agreement which was effective January 1, 2004 and scheduled to terminate on December 31, 2005 (collectively, the “Agreement”); and

WHEREAS, the Company and Executive desire to extend the Agreement for an additional two (2) years with particular changes to the compensation package.

NOW THEREFORE, in consideration of Executive’s continued employment by the Company, and the mutual promises and covenants contained in, and the mutual benefits to be derived from, the Agreement and this Extension, the parties hereto agree as follows:

1.             Continued Employment.

The Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment, upon the terms and conditions set forth in the Agreement as modified herein, from January 1, 2006 through December 31, 2007 (the “Extension Period”).

2.             Modification to Compensation and Benefits.

In addition to the compensation and benefits set forth in Section 3 of the Agreement, the Executive shall be entitled to:

Immediately on execution of this Extension, the Company shall cause to be issued to Executive stock options (in addition to the stock options previously issued to Executive) to purchase 250,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2006 Long-Term Incentive Plan, as amended, at an exercise price equal to the closing price of the Company’s common stock on the bulletin board stock market as of the date of execution of this Extension, vesting annually in three (3) equal amounts on December 31, 2006, 2007 and 2008 and with an exercise period of seven (7) years from the date of grant of such options.  However, except as provided below, if there is a Change of Control (as defined in the Agreement), all such stock options shall vest as of the date of such Change in Control.

In addition, prior to December 15, 2006, the Company shall cause to be issued to Executive a Restricted Stock award under the 2006 Long-Term Incentive Plan of 250,000 shares of the Company’s common stock, vesting 80,000 shares on January 1, 2007; 80,000 shares on January 1, 2008; and 90,000 shares on January 1, 2009.  Notwithstanding the foregoing, if at any time prior to January 1, 2008, the price of the Company’s common stock closes above $0.80 per share for a period of thirty (30) consecutive trading days, then 40,000 of the shares scheduled to vest on January 1, 2008 will immediately vest.  If, at any time prior to January 1, 2009, the price of the Company’s common stock closes above $1.50 per share for a period of thirty (30) consecutive trading days, then 45,000 of the shares scheduled to vest on January 1, 2009 will immediately vest.  Except as provided below, such award shall immediately vest on the date of a Change in Control as defined in the Agreement.

Any provision herein to the contrary notwithstanding, if acceleration of vesting of any stock option or award would otherwise result in imposition of an excise or penalty tax on Executive under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, the number of stock options and restricted stock awards as to which vesting is accelerated shall be reduced, pro rata to their relative value, to the extent necessary to avoid the Parachute Payment Penalty Tax, provided the value and amount of such reduction does not exceed the Parachute Payment Excise Tax avoided.  In applying this provision, the rules of Code Section 280G and the Treasury Regulations promulgated thereunder (including any Treasury Regulations providing for valuation of the acceleration of vesting of stock options and restricted stock) shall apply.

All other compensation identified in Section 3 of the Agreement shall remain the same as identified therein.

3.             Effectiveness of All Other Provisions of Agreement.

The Company and Executive agree that all other provisions of the Agreement shall remain in full force and effect during the Extension Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THE COMPANY:

CIMETRIX INCORPORATED

/s/ Robert H. Reback
By: Robert H. Reback
Its: President and Chief Executive Officer

EXECUTIVE:

/s/ David P. Faulkner
David P. Faulkner